Exhibit 3.17

CERTIFICATE OF FORMATION

OF

Advanced Satellite Research, LLC

1. The name of the limited liability company (hereinafter called the “LLC”) is Advanced Satellite Research, LLC.

2. The registered office of the LLC is to be located at 3500 South Dupont Highway, Dover, Delaware 19901. The name of the registered agent located at such address is Incorporating Services, Ltd.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Advanced Satellite Research, LLC this 8th day of June, 2007.

INCORPORATING SERVICES, LTD.,
as authorized entity

By:	/s/ Shannon McCarty
Shannon McCarty
Assistant Secretary